Exhibit 3.28

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF PIONEER METALS INC.

Pursuant to the Plan of Merger dated as of March 3, 2000 (the “Plan”) between GOODMAN OF TEXAS ACQUISITION CORP., a Florida corporation (the “Purchaser”) and PIONEER METALS INC., a Florida corporation (the “Corporation”), the Purchaser is being merged with and into the Corporation, with the Corporation being the surviving corporation (the “Merger”). As contemplated by the Plan and upon the effectiveness of the Merger, the existing Articles of Incorporation, as heretofore amended, of the Corporation are being amended and restated in their entirety to read as follows:

ARTICLE I – NAME

The name of the Corporation is Pioneer Metals Inc.

ARTICLE II – PRINCIPAL OFFICE

The principal office and mailing address of the Corporation is located at 6501 N.W. 37th Avenue, Miami, Florida 33147.

ARTICLE III – PURPOSE

The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE IV – CAPITAL STOCK

The Corporation is authorized to issue 1,000 shares of common stock, par value $1.00 per share.

ARTICLE V – REGISTERED OFFICE AND AGENT

The name of the registered agent of the Corporation shall be CT Corporation System, and its address is 1200 South Pine Island Road, Plantation, Florida 33324.

ARTICLE VI – BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed as determined by the Bylaws. The number of directors constituting the board immediately following the Merger is four (4), and the name and business address of each person who is to serve as a director until the next annual meeting of shareholders or until his or her successor is elected and qualified are:

Name	Address
Betsy G. Abell	1501 Seamist, Houston, Texas 77008-5097

G. Hughes Abell	1501 Seamist, Houston, Texas 77008-5097

Meg L. Goodman	1501 Seamist, Houston, Texas 77008-5097

John B. Goodman	1501 Seamist, Houston, Texas 77008-5097

ARTICLE VII – BYLAWS

The bylaws of the Corporation may be adopted, altered, amended or repealed by either the shareholders or the directors.

ARTICLE VIII – INDEMNIFICATION

The Corporation shall indemnify any officer or director, or any former officer or director, to the full extent permitted by Florida Business Corporation Act.

ARTICLE IX – AMENDMENT

The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in accordance with the provisions of the Florida Business Corporation Act.

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMICILE

FOR THE SERVICE OF PROCESS WITHIN FLORIDA,

NAMING AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with Section 48.091, Florida Statutes, the following is submitted:

Effective upon the Merger referred to in the attached Restated Articles of Incorporation, Pioneer Metals Inc. has named CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324, County of Broward, State of Florida, as its agent to accept service of process within Florida.

CT CORPORATION SYSTEM

By:	/s/ Jennifer McBurnett
Authorized Signatory
Jennifer McBurnett, Assistant Secretary
Date:	March 3, 2000.

Having been named to accept service of process for the above-stated corporation, at the place designated in this certificate, the undersigned hereby agrees to act in this capacity, and the undersigned further agrees to comply with the provisions of all statutes relative to the proper and complete performance of its duties.

CT CORPORATION SYSTEM

By:	/s/ Jennifer McBurnett
Authorized Signatory
Jennifer McBurnett, Assistant Secretary
Date:	March 3, 2000.